Exhbit 99-1

VSE Reports Financial Results for Fourth Quarter and Year End 2011
Revenue impacted by industry environment, diversification continues to improve operating margin

Alexandria, Virginia, February 27, 2012 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three and twelve month periods ended December 31, 2011.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended Dec 31			Twelve Months Ended Dec 31
	2011	2010	% Change	2011	2010	% Change
Revenues	$148,879	$212,444	(29.9)%	$618,592	$866,036	(28.6)%
Operating income	$11,111	$7,764	43.1%	$36,680	$38,213	(4.0)%
Operating margin	7.46%	3.70%	Up 376 bp	5.93%	4.40%	Up 153 bp
Net income	$6,049	$4,968	21.8%	$20,552	$23,687	(13.2)%
Diluted EPS	$1.15	$0.96	19.8%	$3.93	$4.56	(13.8)%

“While it appears that the challenging operating environment we experienced in 2011 will continue in 2012, we believe we are continuing to enhance our prospects for future revenue and income,” said Maurice “Mo” Gauthier, VSE CEO.  “We won significant contract recompetes and improved our operating margins in 2011. With the acquisition of Wheeler Bros., Inc. (“WBI”), we have significantly diversified our market offerings and client base beyond the Department of Defense. WBI brings us a well-established supply chain and inventory management capability that provides us with opportunities for further diversification.”

Revenues were $149 million in the fourth quarter of 2011 compared to $212 million in the fourth quarter of 2010. For the full year of 2011, revenues were $619 million in 2011 compared to $866 million in 2010.

Revenues declined for the fourth quarter of 2011 and the full year for 2011 primarily due to the expiration of our U.S. Army CECOM Rapid Response (“R2”) contract, declines in work on other programs, delays in government contract awards, and delays caused by protests of contract awards.  The 2011 decline was partially offset by revenues from our acquisitions of Akimeka, LLC in August 2010 and WBI in June 2011.

Operating income was $11.1 million in the fourth quarter of 2011 compared to $7.8 million in the fourth quarter of 2010. The increase in the fourth quarter operating income was attributable to the acquisition of WBI in June 2011. We were unable to record an estimated $1.1 million in award fee in the fourth quarter operating results for work performed in 2011 on our FMS Program due to not receiving a contractual notification by year end. We expect to record this award fee in 2012. For the full year of 2011, operating income was $36.7 million in 2011 compared to $38.2 million in 2010.  The decrease in operating income for the year was due to revenue declines, which were partially offset by operating income attributable to our acquisitions of Akimeka in 2010 and WBI in June 2011. These acquisitions have also improved our operating margins.

Fourth quarter net income was $6 million, or $1.15 per share, compared to $5 million, or $0.96 per share for the fourth quarter of 2010.  Net income was $20.6 million for the full year of 2011, or $3.93 per share, compared to $23.7 million, or $4.56 per share for 2010.

Bookings were $535 million for 2011 compared to $799 million for 2010. Funded contract backlog at December 31, 2011 was $289 million, compared to $407 million at December 31, 2010. Federal budget constraints and contract protests have affected the timeliness of awards in our market and the decrease in government funding activity has impacted our bookings and funded backlog in 2011.

Operational Highlights in 2011

•
In June, VSE finalized the acquisition of Wheeler Bros., Inc. (WBI), a privately held company headquartered in Somerset, PA. WBI provides the U.S. Postal Service (USPS) and the Department of Defense supply chain and inventory management services for vehicle parts. The acquisition has increased our revenue and operating income, expanded our competencies and client base, and positioned us to pursue additional opportunities to diversify and expand our business.

•
VSE’s GLOBAL Division was awarded a one-year $277 million cost-plus-award-fee, indefinite-delivery/indefinite-quantity (ID/IQ) contract by the U.S. Naval Sea Systems Command (“NAVSEA”) for continuous lifecycle support of naval vessels bought, sold, or otherwise transferred to Foreign Military Sales customers through the International Fleet Support Program. This contract includes options, which, if exercised by NAVSEA, would bring the cumulative five-year maximum potential value to $1.5 billion. The award of this contract enables us to extend our 15-year partnership with NAVSEA’s FMS team.

•
Naval Air Systems Command awarded a five-year, ID/IQ contract to the team of Dayton T. Brown and VSE Corporation to support the Naval Air Warfare Center’s Aircraft Prototype Facility (APF). The stated goal is to provide Research Development Test and Evaluation support services to fulfill the mission of the APF.

•
In June 2011, VSE was awarded a contract by the U.S. Postal Service to develop and deliver a more fuel efficient repowered gasoline prototype delivery vehicle for testing. The truck prototype engine was designed and built by our subsidiary WBI. Upon completion of testing, the USPS will evaluate the feasibility of adding the repowered, reduced emissions system to its truck fleet, which is the largest in the world.

•
In January 2011, our Federal Group was awarded a $410 million, five-year LOGWORLD task order to continue providing equipment engineering, maintenance, and logistics readiness support services to the U.S. Army Reserve Command (USARC) and the 63rd and 88th Regional Support Commands (RSC). The award enables us to continue existing work supporting the U.S. Army Reserve.

Please refer to VSE Corporation’s Form 10-K for the year ended December 31, 2011 which we expect to file with the Securities and Exchange Commission on or about March 7, 2012, for additional details regarding our financial performance.

About VSE

VSE is a diversified federal services company of choice with over 52 years of experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.